Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-238680) on Form S-3 and (Nos. 333-238627, 333-231781, 333-211298, 333-204308, 333-258297 and 333-266379) on Form S-8 of Intellicheck, Inc., of our report dated March 24, 2022, except for the effects of the restatement discussed in Note 2 to those financial statements, as to which the date is June 9, 2022, with respect to the balance sheet of Intellicheck, Inc. as of December 31, 2021, and the related statements of operations, stockholders’ equity and cash flows for the year then ended and the related notes (collectively the “financial statement”), which report is included in this Annual Report on Form 10-K to be filed on or about March 28, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 28, 2023